                                                                       Exhibit 5


                                Kennedy Covington
                                -----------------
                                ATTORNEYS AT LAW


                                 March 28, 2002

HLM Design, Inc.
121 West Trade Street
Charlotte, North Carolina  28202

Ladies and Gentlemen:

         You have requested our opinion in connection with the registration under the Securities Act of 1933, as amended, of 50,000 shares of Common Stock, par value $0.001 per share of HLM Design, Inc., a Delaware corporation (the "Company"), by the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the HLM Design, Inc. Employee Stock Purchase Plan, as Amended and Restated as of September 18, 2001 (the "Plan").

         We have made such investigations of law, examined original copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and received such statements from officers and representatives of the Company, as we have deemed necessary for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the 50,000 shares of Common Stock, par value $0.001 per share covered by the Registration Statement have been duly and validly authorized and, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,

                               /s/ Kennedy Covington Lobdell & Hickman, L.L.P.

                               KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.